SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. _____) *

Everyday Health, Inc.

(Name of Issuer)

Common Stock, $0.01 par value per share

(Title of Class of Securities)

300415106

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 300415106		13G
1.	Names of Reporting Persons Rho Ventures VI, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,107,522 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,107,522 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,107,522 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 13.3% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by Rho Ventures VI, L.P. (“RV VI”), Rho Ventures III Holdings LLC (“RV III”), Rho Ventures II Holdings (“RV II”), Rho Venture Partners Holdings LLC (“RVP Holdings”), Rho Investment Partners Holdings LLC (“RIP Holdings”), Rho Capital Partners LLC (“RCP”), RMV VI, L.L.C. (“RMV VI”), Pinnacle Investment Partners “Q-4”, L.P., (“Q4”), Pinnacle Management Partners LLC (“PMP”), RUGU Partners LLC (“Rugu”) Joshua Ruch (“Ruch”), Habib Kairouz (“Kairouz”) and Mark Leschly (“Leschly,” together with RV VI, RV III, RV II, RVP Holdings, RIP Holdings, RCP LLC, RMV VI, Q4, PMP, Rugu, Ruch and Kairouz, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 2,445,350 shares held by RV VI, (ii) 622,356 shares held by RV III, (iii) 30,931 shares held by RV II, (iv) 58,712 shares held by RVP Holdings, (v) 949,266 shares held by RIP Holdings, and (vi) 907 shares held by RCP. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI, RV III, RV II, RVP Holdings and RIP Holdings. As such, RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings and RIP Holdings and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings and RIP Holdings. RMV VI holds no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP.
(3)	This percentage set forth on the cover sheets are calculated based on 30,820,688 shares of Common Stock reported to be outstanding as of November 7, 2014 as set forth in the Issuer’s Form 10-Q for the period ended September 30, 2014 as filed with the Securities and Exchange Commission (“SEC”) on November 12, 2014.
2

CUSIP No. 300415106		13G
1.	Names of Reporting Persons Rho Ventures III Holdings LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,107,522 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,107,522 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,107,522 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 13.3% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 2,445,350 shares held by RV VI, (ii) 622,356 shares held by RV III, (iii) 30,931 shares held by RV II, (iv) 58,712 shares held by RVP Holdings, (v) 949,266 shares held by RIP Holdings, and (vi) 907 shares held by RCP. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI, RV III, RV II, RVP Holdings and RIP Holdings. As such, RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings and RIP Holdings and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings and RIP Holdings. RMV VI holds no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP.
(3)	This percentage set forth on the cover sheets are calculated based on 30,820,688 shares of Common Stock reported to be outstanding as of November 7, 2014 as set forth in the Issuer’s Form 10-Q for the period ended September 30, 2014 as filed with the SEC on November 12, 2014.
3

CUSIP No. 300415106		13G
1.	Names of Reporting Persons Rho Ventures II Holdings LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,107,522 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,107,522 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,107,522 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 13.3% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 2,445,350 shares held by RV VI, (ii) 622,356 shares held by RV III, (iii) 30,931 shares held by RV II, (iv) 58,712 shares held by RVP Holdings, (v) 949,266 shares held by RIP Holdings, and (vi) 907 shares held by RCP. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI, RV III, RV II, RVP Holdings and RIP Holdings. As such, RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings and RIP Holdings and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings and RIP Holdings. RMV VI holds no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP.
(3)	This percentage set forth on the cover sheets are calculated based on 30,820,688 shares of Common Stock reported to be outstanding as of November 7, 2014 as set forth in the Issuer’s Form 10-Q for the period ended September 30, 2014 as filed with the SEC on November 12, 2014.
4

CUSIP No. 300415106		13G
1.	Names of Reporting Persons Rho Venture Partners Holdings LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,107,522 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,107,522 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,107,522 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 13.3% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 2,445,350 shares held by RV VI, (ii) 622,356 shares held by RV III, (iii) 30,931 shares held by RV II, (iv) 58,712 shares held by RVP Holdings, (v) 949,266 shares held by RIP Holdings, and (vi) 907 shares held by RCP. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI, RV III, RV II, RVP Holdings and RIP Holdings. As such, RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings and RIP Holdings and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings and RIP Holdings. RMV VI holds no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP.
(3)	This percentage set forth on the cover sheets are calculated based on 30,820,688 shares of Common Stock reported to be outstanding as of November 7, 2014 as set forth in the Issuer’s Form 10-Q for the period ended September 30, 2014 as filed with the SEC on November 12, 2014.
5

CUSIP No. 300415106		13G
1.	Names of Reporting Persons Rho Investment Partners Holdings LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,107,522 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,107,522 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,107,522 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 13.3% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 2,445,350 shares held by RV VI, (ii) 622,356 shares held by RV III, (iii) 30,931 shares held by RV II, (iv) 58,712 shares held by RVP Holdings, (v) 949,266 shares held by RIP Holdings, and (vi) 907 shares held by RCP. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI, RV III, RV II, RVP Holdings and RIP Holdings. As such, RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings and RIP Holdings and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings and RIP Holdings. RMV VI holds no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP.
(3)	This percentage set forth on the cover sheets are calculated based on 30,820,688 shares of Common Stock reported to be outstanding as of November 7, 2014 as set forth in the Issuer’s Form 10-Q for the period ended September 30, 2014 as filed with the SEC on November 12, 2014.
6

CUSIP No. 300415106		13G
1.	Names of Reporting Persons Rho Capital Partners LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,107,522 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,107,522 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,107,522 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 13.3% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 2,445,350 shares held by RV VI, (ii) 622,356 shares held by RV III, (iii) 30,931 shares held by RV II, (iv) 58,712 shares held by RVP Holdings, (v) 949,266 shares held by RIP Holdings, and (vi) 907 shares held by RCP. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI, RV III, RV II, RVP Holdings and RIP Holdings. As such, RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings and RIP Holdings and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings and RIP Holdings. RMV VI holds no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP.
(3)	This percentage set forth on the cover sheets are calculated based on 30,820,688 shares of Common Stock reported to be outstanding as of November 7, 2014 as set forth in the Issuer’s Form 10-Q for the period ended September 30, 2014 as filed with the SEC on November 12, 2014.
7

CUSIP No. 300415106		13G
1.	Names of Reporting Persons RMV VI, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,107,522 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,107,522 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,107,522 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 13.3% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 2,445,350 shares held by RV VI, (ii) 622,356 shares held by RV III, (iii) 30,931 shares held by RV II, (iv) 58,712 shares held by RVP Holdings, (v) 949,266 shares held by RIP Holdings, and (vi) 907 shares held by RCP. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI, RV III, RV II, RVP Holdings and RIP Holdings. As such, RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings and RIP Holdings and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings and RIP Holdings. RMV VI holds no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP.
(3)	This percentage set forth on the cover sheets are calculated based on 30,820,688 shares of Common Stock reported to be outstanding as of November 7, 2014 as set forth in the Issuer’s Form 10-Q for the period ended September 30, 2014 as filed with the SEC on November 12, 2014.
8

CUSIP No. 300415106		13G
1.	Names of Reporting Persons Pinnacle Investment Partners “Q-4”, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 89,824 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 89,824 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 89,824 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 0.3% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	89,824 shares are held by Q4. PMP is the general partner of Q4 and Rugu is the managing member of PMP. As such, PMP and Rugu possess power to direct the voting and disposition of the shares owned by Q4 and may be deemed to have indirect beneficial ownership of the shares held by Q4. PMP and Rugu hold no shares of the Issuer directly. Ruch is the managing member of Rugu and as such possess power to direct the voting and disposition of the shares owned Q4 and may be deemed to have indirect beneficial ownership of the shares held by Q4.
(3)	This percentage set forth on the cover sheets are calculated based on 30,820,688 shares of Common Stock reported to be outstanding as of November 7, 2014 as set forth in the Issuer’s Form 10-Q for the period ended September 30, 2014 as filed with the SEC on November 12, 2014.
9

CUSIP No. 300415106		13G
1.	Names of Reporting Persons Pinnacle Management Partners LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 89,824 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 89,824 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 89,824 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 0.3% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	89,824 shares are held by Q4. PMP is the general partner of Q4 and Rugu is the managing member of PMP. As such, PMP and Rugu possess power to direct the voting and disposition of the shares owned by Q4 and may be deemed to have indirect beneficial ownership of the shares held by Q4. PMP and Rugu hold no shares of the Issuer directly. Ruch is the managing member of Rugu and as such possess power to direct the voting and disposition of the shares owned Q4 and may be deemed to have indirect beneficial ownership of the shares held by Q4.
(3)	This percentage set forth on the cover sheets are calculated based on 30,820,688 shares of Common Stock reported to be outstanding as of November 7, 2014 as set forth in the Issuer’s Form 10-Q for the period ended September 30, 2014 as filed with the SEC on November 12, 2014.
10

CUSIP No. 300415106		13G
1.	Names of Reporting Persons RUGU Partners LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 89,824 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 89,824 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 89,824 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 0.3% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	89,824 shares are held by Q4. PMP is the general partner of Q4 and Rugu is the managing member of PMP. As such, PMP and Rugu possess power to direct the voting and disposition of the shares owned by Q4 and may be deemed to have indirect beneficial ownership of the shares held by Q4. PMP and Rugu hold no shares of the Issuer directly. Ruch is the managing member of Rugu and as such possess power to direct the voting and disposition of the shares owned Q4 and may be deemed to have indirect beneficial ownership of the shares held by Q4.
(3)	This percentage set forth on the cover sheets are calculated based on 30,820,688 shares of Common Stock reported to be outstanding as of November 7, 2014 as set forth in the Issuer’s Form 10-Q for the period ended September 30, 2014 as filed with the SEC on November 12, 2014.
11

CUSIP No. 300415106		13G
1.	Names of Reporting Persons Joshua Ruch
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 374,111 shares (2)
	6.	Shared Voting Power 4,197,346 shares of Common Stock (3)
	7.	Sole Dispositive Power 374,111 shares (2)
	8.	Shared Dispositive Power 4,197,346 shares of Common Stock (3)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,571,457 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 14.8% (4)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 59,316 shares held by Ruch, (ii) 314,525 shares held in an account managed by Ruch (the “Managed Account”) and (iii) 270 shares held in trusts for Ruch’s children and in respect of which Ruch is a trustee.
(3)	Includes (i) 2,445,350 shares held by RV VI, (ii) 622,356 shares held by RV III, (iii) 30,931 shares held by RV II, (iv) 58,712 shares held by RVP Holdings, (v) 949,266 shares held by RIP Holdings, (vi) 907 shares held by RCP and (vii) 89,824 shares held by Q4. RMV VI is the general partner of RV VI, RCP is the managing member of RMV VI, RV III, RV II, RVP Holdings and RIP Holdings, PMP is the general partner of Q4 and Rugu is the managing member of PMP. As such, (i) RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings and RIP Holdings and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings and RIP Holdings and (ii) PMP and Rugu possess power to direct the voting and disposition of the shares owned by Q4 and may be deemed to have indirect beneficial ownership of the shares held by Q4. RMV VI, PMP and Rugu hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP. In addition, Ruch is the managing member of Rugu and as such possesses power to direct the voting and disposition of the shares owned Q4 and may be deemed to have indirect beneficial ownership of the shares held by Q4.
(3)	This percentage set forth on the cover sheets are calculated based on 30,820,688 shares of Common Stock reported to be outstanding as of November 7, 2014 as set forth in the Issuer’s Form 10-Q for the period ended September 30, 2014 as filed with the SEC on November 12, 2014.

12

CUSIP No. 300415106		13G
1.	Names of Reporting Persons Mark Leschly
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒(1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Kingdom of Denmark
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 2,864 shares
	6.	Shared Voting Power 4,107,522 shares of Common Stock (2)
	7.	Sole Dispositive Power 2,864 shares
	8.	Shared Dispositive Power 4,107,522 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,110,386 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 13.3% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 2,445,350 shares held by RV VI, (ii) 622,356 shares held by RV III, (iii) 30,931 shares held by RV II, (iv) 58,712 shares held by RVP Holdings, (v) 949,266 shares held by RIP Holdings, and (vi) 907 shares held by RCP. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI, RV III, RV II, RVP Holdings and RIP Holdings. As such, RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings and RIP Holdings and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings and RIP Holdings. RMV VI holds no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP.
(3)	This percentage set forth on the cover sheets are calculated based on 30,820,688 shares of Common Stock reported to be outstanding as of November 7, 2014 as set forth in the Issuer’s Form 10-Q for the period ended September 30, 2014 as filed with the SEC on November 12, 2014.
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CUSIP No. 300415106		13G
1.	Names of Reporting Persons Habib Kairouz
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 15,442 shares
	6.	Shared Voting Power 4,107,522 shares of Common Stock (2)
	7.	Sole Dispositive Power 15,442 shares
	8.	Shared Dispositive Power 4,107,522 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,122,964 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 13.4% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 2,445,350 shares held by RV VI, (ii) 622,356 shares held by RV III, (iii) 30,931 shares held by RV II, (iv) 58,712 shares held by RVP Holdings, (v) 949,266 shares held by RIP Holdings, and (vi) 907 shares held by RCP. RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI, RV III, RV II, RVP Holdings and RIP Holdings. As such, RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings and RIP Holdings and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings and RIP Holdings. RMV VI holds no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP.
(3)	This percentage set forth on the cover sheets are calculated based on 30,820,688 shares of Common Stock reported to be outstanding as of November 7, 2014 as set forth in the Issuer’s Form 10-Q for the period ended September 30, 2014 as filed with the SEC on November 12, 2014.
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Introductory Note: This statement on Schedule 13G is filed by the Reporting Persons in respect of shares of Common Stock, par value $0.01 per share (“Common Stock”), of Everyday Health, Inc. (the “Issuer”).

Item 1(a). Name of Issuer:

Everyday Health, Inc.

Item 1(b). Address of Issuer’s Principal Executive Officers:

Everyday Health, Inc., 345 Hudson Street, 16th Floor, New York, New York 10014

Item 2(a). Name of Person(s) Filing:

Rho Ventures VI, L.P. (“RV VI”)

Rho Ventures III Holdings LLC (“RV III”)

Rho Ventures II Holdings LLC (“RV II”)

Rho Venture Partners Holdings LLC (“RVP Holdings”)

Rho Investment Partners Holdings LLC (“RIP Holdings”)

Rho Capital Partners LLC (“RCP”)

RMV VI, L.L.C. (“RMV VI”)

Pinnacle Investment Partners “Q-4”, L.P. (“Q4”)

Pinnacle Management Partners LLC (“PMP”)

RUGU Partners LLC (“Rugu”)

Joshua Ruch (“Ruch”)

Mark Leschly (“Leschly”)

Habib Kairouz (“Kairouz”)

Item 2(b). Address of Principal Business Office:

For RV VI, RV III, RV II, RVP Holdings, RIP Holdings, RCP, RMV VI, Ruch, Leschly and Kairouz:

c/o Rho Ventures, 152 W 57th Street, 23rd Floor, New York, New York 10019

For Q4, PMP and Rugu:

c/o Pinnacle Management Services, LLC

343 Thornall Street, Suite 600

Edison, NJ 08837

Item 2(c). Citizenship:

RV VI	Delaware
RV III	Delaware
RV II	Delaware
RVP Holdings	Delaware
RIP Holdings	Delaware
RCP	Delaware
RMV VI	Delaware
Q4	Delaware
PMP	Delaware
Rugu	Delaware
Ruch	United States of America
Leschly	Kingdom of Denmark
Kairouz	United States of America

Item 2(d). Title of Class of Securities:

Common Stock, par value $0.01 per share.

Item 2(e). CUSIP Number:

300415106

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Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4(a). Amount Beneficially Owned:

Item 4(b). Percent of Class:

Item 4(c). Number of shares as to which such persons have:

The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014:

Reporting Persons	Shares Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (1)	Sole Dispositive Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1, 6)
RV VI	2,445,350	0	4,107,522	0	4,107,522	4,107,522	13.3%
RV III (2)	622,356	0	4,107,522	0	4,107,522	4,107,522	13.3%
RV II (2)	30,931	0	4,107,522	0	4,107,522	4,107,522	13.3%
RVP Holdings (2)	58,712	0	4,107,522	0	4,107,522	4,107,522	13.3%
RIP Holdings (2)	949,266	0	4,107,522	0	4,107,522	4,107,522	13.3%
RMV VI (3)	0	0	4,107,522	0	4,107,522	4,107,522	13.3%
RCP (2)(3)	907	0	4,107,522	0	4,107,522	4,107,522	13.3%
Q4 (2)	89,824	0	89,824	0	89,824	89,824	0.3%
PMP (4)	0	0	89,824	0	89,824	89,824	0.3%
Rugu (4)	0	0	89,824	0	89,824	89,824	0.3%
Ruch (2)(3)(4)(5)	59,316	374,111	4,197,346	374,111	4,197,346	4,571,457	14.8%
Leschly (3)	2,864	2,864	4,107,522	2,864	4,107,522	4,110,386	13.3%
Kairouz (3)	15,442	15,442	4,107,522	15,442	4,107,522	4,122,964	13.4%
(1)	Represents the number of shares of Common Stock currently underlying all Securities held by the Reporting Persons.
(2)	Certain of the shares held by RV III Holdings, RV II Holdings, RVP Holdings, RIP Holdings, RCP, Q4, Ruch and the Managed Account are subject to a performance warrant granted to Benjamin Wolin and Michael Keriakos, the founders of the Issuer, as reflected in the Performance Warrant Agreement, as amended (the "Performance Warrant Agreement"), by and among Messrs. Wolin and Keriakos, certain of the Reporting Persons and certain other stockholders of the Issuer. Pursuant to the Performance Warrant Agreement, and subject to the terms and conditions thereof, beginning on January 1, 2017, the warrant becomes exercisable, subject to the potential acceleration of exercisability upon the occurrence of a change in control of the Issuer (the "Trigger Date"). The performance warrant will expire, if not previously exercised, upon the last day of the year in which the Trigger Date occurs. The shares subject to the performance warrant consist of (i) all of the 30,931 shares held directly by RV II Holdings; (ii) 27,725 shares held directly by RV III Holdings; (iii) all of the 58,712 shares held directly by RVP Holdings; (iv) 53,586 shares held directly by RIP Holdings; (v) 5 shares held directly by Ruch; (vi) 51 shares held directly by RCP; (vii) 5,070 shares held directly by Q4 and (viii) 610 shares held in the Managed Account.
(3)	RMV VI is the general partner of RV VI and RCP is the managing member of RMV VI, RV III, RV II, RVP Holdings and RIP Holdings. As such, RMV VI and RCP possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings and RIP Holdings and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings and RIP Holdings. RMV VI holds no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RCP and as such possess power to direct the voting and disposition of the shares owned by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP and may be deemed to have indirect beneficial ownership of the shares held by RV VI, RV III, RV II, RVP Holdings, RIP Holdings and RCP.
(4)	PMP is the general partner of Q4 and Rugu is the managing member of PMP. As such, PMP and Rugu possess power to direct the voting and disposition of the shares owned by Q4 and may be deemed to have indirect beneficial ownership of the shares held by Q4. PMP and Rugu hold no shares of the Issuer directly. Ruch is the managing member of Rugu and as such possesses power to direct the voting and disposition of the shares owned Q4 and may be deemed to have indirect beneficial ownership of the shares held by Q4.
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(5)	Includes (i) 59,316 shares held directly by Ruch, (ii) 314,525 shares held in the Managed Account and (iii) 270 shares held in trusts for Ruch’s children and in respect of which Ruch is a trustee.
(6)	The percentages set forth above are calculated based on 30,820,688 shares of Common Stock reported to be outstanding as of November 7, 2014 as set forth in the Issuer’s Form 10-Q for the period ended September 30, 2014 as filed with the SEC on November 12, 2014.

Item 5. Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6. Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8. Identification and Classification of Members of the Group:

Not applicable.

Item 9. Notice of Dissolution of Group:

Not applicable.

Item 10. Certification:

Not applicable.

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SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 29, 2015

Rho Ventures VI, L.p.

By: RMV VI, l.l.c.

Its: General Partner

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

Rho Ventures iii Holdings llc

by: rho capital partners llc, its managing member

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

Rho Ventures ii Holdings llc

by: rho capital partners llc, its managing member

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

rho venture partners holdings llc

by: rho capital partners llc, its managing member

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

rho investment partners holdings llc

by: rho capital partners llc, its managing member

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

Rho Capital Partners llc

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

rmv vi, l.l.c.

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

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Pinnacle investment partners “q-4”, l.p.

by: pinnacle management partners, l.l.c.

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

pinnacle management partners, l.l.c.

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

rugu llc

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer for Joshua Ruch

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer for Mark Leschly

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer for Habib Kairouz

Exhibit(s):

Exhibit 1: Joint Filing Statement

Exhibit 2: Power of Attorney

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CUSIP No. 300415106	13G	Exhibit 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Everyday Health, Inc.

Dated: January 29, 2015

Rho Ventures VI, L.p.

By: RMV VI, l.l.c.

Its: General Partner

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

Rho Ventures iii Holdings llc

by: rho capital partners llc, its managing member

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

Rho Ventures ii Holdings llc

by: rho capital partners llc, its managing member

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

rho venture partners holdings llc

by: rho capital partners llc, its managing member

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

rho investment partners holdings llc

by: rho capital partners llc, its managing member

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

Rho Capital Partners llc

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

rmv vi, l.l.c.

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

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CUSIP No. 300415106	13G	Exhibit 1

Pinnacle investment partners “q-4”, l.p.

by: pinnacle management partners, l.l.c.

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

pinnacle management partners, l.l.c.

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

rugu llc

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer for Joshua Ruch

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer for Mark Leschly

/s/ Jeffrey Martin

Jeffrey I. Martin, Authorized Signer for Habib Kairouz

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CUSIP No. 300415106	13G	Exhibit 2

POWER OF ATTORNEY

The undersigned hereby constitutes and appoints Jeffrey I. Martin, with full power of substitution, as the undersigned's true and lawful attorney-in-fact to:

(1) prepare, execute in the undersigned's name and on the undersigned's behalf, and submit to the U.S. Securities and Exchange Commission (the "SEC") a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 16(a) of the Securities Exchange Act of 1934 or any rule or regulation of the SEC;

(2) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of Everyday Health, Inc. (the "Company") and/or 5% or 10% holder of the Company's capital stock, Forms 3, 4, and 5 as well as any Section 13D or 13G filings and any amendments thereto in accordance with Sections 13 and 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

(3) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, 13D or 13G, complete and execute any amendment or amendments thereto, and timely file such form with the SEC and any stock exchange or similar authority; and

(4) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5, 13D or 13G with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

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CUSIP No. 300415106	13G	Exhibit 2

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 1st day of January, 2015.

RHO VENTURES VI, L.P.

By: RMV V, L.L.C., its General Partner

By: Rho Capital Partners LLC, its Managing Member

By: /s/ Habib Kairouz

Habib Kairouz

Managing Member

RMV VI, L.L.C.

By: Rho Capital Partners LLC, its Managing Member

By: /s/Habib Kairouz

Habib Kairouz

Managing Member

RHO CAPITAL PARTNERS LLC

By: /s/Habib Kairouz

Habib Kairouz

Managing Member

RHO VENTURES III HOLDINGS LLC

By: Rho Capital Partners LLC, its Managing Member

By: /s/Habib Kairouz

Habib Kairouz

Managing Member

RHO VENTURES II HOLDINGS LLC

By: Rho Capital Partners LLC, its Managing Member

By: /s/Habib Kairouz

Habib Kairouz

Managing Member

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CUSIP No. 300415106	13G	Exhibit 2

RHO VENTURE PARTNERS HOLDINGS LLC

By: Rho Capital Partners LLC, its Managing Member

By: Habib Kairouz

Habib Kairouz

Managing Member

RHO INVESTMENT PARTNERS HOLDINGS LLC

By: Rho Capital Partners LLC, its Managing Member

By: /s/Habib Kairouz

Habib Kairouz

Managing Member

PINNACLE INVESTMENT PARTNERS “Q-4”, L.P.

By: Pinnacle Management Partners LLC, its General Partner

By: RUGU Partners LLC, its Managing Member

By: /s/ Joshua Ruch

Joshua Ruch

Managing Member

PINNACLE MANAGEMENT PARTNERS LLC

By: RUGU Partners LLC, its Managing Member

By: /s/ Joshua Ruch

Joshua Ruch

Managing Member

RUGU PARTNERS LLC

By: /s/ Joshua Ruch

Joshua Ruch

Managing Member

/s/Habib Kairouz

Habib Kairouz

/s/ Joshua Ruch

Joshua Ruch

/s/ Mark Leschly

Mark Leschly

24